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                                                                     EXHIBIT 3.1


               CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES

                                AND PRIVILEGES OF

                            SERIES B PREFERRED STOCK

                                       OF

                               LANDEC CORPORATION

     The undersigned, Gregory S. Skinner and Geoffrey P. Leonard, do hereby certify:

     1. That they are the duly elected Vice President of Finance and Chief Financial Officer and Secretary, respectively, of Landec Corporation, a California corporation (the "Corporation").

     2. That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the said Corporation, the said Board of Directors on October 18, 2001 adopted the following resolutions creating a series of shares of Preferred Stock designated as Series B Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors does hereby provide for the issue of a new series of Preferred Stock of the Corporation, that shall be designated "Series B Preferred Stock," par value $0.001 per share, and shall initially consist of 225,000 shares. To the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock are not stated and expressed in the Articles of Incorporation, the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof (all terms used herein which are defined in the Articles of Incorporation shall be deemed to have the meanings provided therein), as follows:

     Section 1. DESIGNATION AND AMOUNT. The shares shall be designated as "Series B Preferred Stock," par value $0.001 per share, and the number of shares constituting such series shall be 225,000.

     Section 2. DIVIDENDS AND DISTRIBUTIONS.

          (A) DEFINITIONS.

               (i) "Dividends" shall mean the "paid-in-kind" dividends as set forth in Section 2(B) below.

               (ii) "Dividend Payment Amount" shall mean the amount of accrued dividends per share, as expressed in dollars, with respect to any Dividend Payment Period


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determined by applying the Dividend Rate (calculated by multiplying the Dividend
Rate by 25% for each Dividend Payment Period) to the Original Issue Price.

               (iii) "Dividend Payment Date" shall mean January 31, April 30, July 31 and October 31 of each year commencing January 31, 2002.

               (iv) "Dividend Payment Period" shall mean the period from, and including, the Purchase Date, to, but not including, the first Dividend Payment Date and thereafter, each quarterly period, including any Dividend Payment Date to, but not including, the next Dividend Payment Date.

               (v) "Dividend Rate" shall mean an annual rate of eight percent (8%) until and including the second -year anniversary of the Purchase Date; and thereafter an annual rate of ten percent (10%) until and including the third-year anniversary of the Purchase Date; and thereafter an annual rate of twelve percent (12%).

               (vi) "Dividend Record Date" shall mean the date that is ten (10) business days prior to any Dividend Payment Date.

               (vii) "Original Issue Price" shall mean an amount per share of Series B Preferred Stock equal to $35.00.

               (viii) "Purchase Date" shall mean the date of the closing of the Corporation's initial sale of shares of Series B Preferred Stock.

          (B) DIVIDEND RIGHTS.

               (i) The holders of record of Series B Preferred Stock shall be entitled, on each Dividend Payment Date, to receive cumulative dividends payable in additional shares of Series B Preferred Stock (such dividends paid in kind being herein referred to as "Dividends") in the amount set forth in subsection
(ii) immediately below. Dividends shall cease to accrue on each share of Series B Preferred Stock upon its Redemption Date, Conversion Date or Automatic Conversion Date (each as defined below), unless the Corporation defaults in its obligations to convert or redeem such shares.

               (ii) Dividends with respect to any Dividend Payment Period for each share of Series B Preferred Stock shall be paid by delivering to the holders of Series B Preferred Stock a stock certificate or certificates for the number of shares of Series B Preferred Stock determined by dividing the Dividend Payment Amount with respect to such Dividend Payment Period by the Original Issue Price. The issuance of such Dividends shall constitute full payment of such dividend. Fractional shares of Series B Preferred Stock payable as Dividends (after aggregating all Dividends payable to the holder of Series B Preferred Stock with respect to such Dividend Payment Period) shall not be paid in shares of Series B Preferred Stock, and in lieu of such fractional shares the Corporation shall pay the holder the amount in cash equal to the fraction of such share of Series B Preferred Stock multiplied by the Original Issue Price.


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               (iii) Any additional shares of Series B Preferred Stock issued pursuant to this Section 2 shall be subject in all respects to the same terms as the Series B Preferred Stock originally issued on the Purchase Date.

               (iv) Dividends shall accrue (whether or not declared by the Board of Directors) on each share of Series B Preferred Stock during each Dividend Payment Period.

               (v) In the case of Series B Preferred Stock issued and/or accumulated as a Dividend, Dividends shall accrue (whether or not declared by the Board of Directors) on such shares and be cumulative from the Dividend Payment Date in respect of which such shares were issued and/or accumulated as a Dividend.

               (vi) Prior to each Dividend Record Date immediately preceding each Dividend Payment Date, the Board of Directors shall declare Dividends on the Series B Preferred Stock in accordance with this Section 2(B), payable on the next Dividend Payment Date.

               (vii) If the Dividend Payment Date occurs on a day that is not a business day, any accrued Dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding business day. Dividends shall be paid to the holder of record of the Series B Preferred Stock on each Dividend Payment Date as their names shall appear on the share register of the Corporation on the Dividend Record Date.

               (viii) In addition to the Dividends, before the Corporation pays dividends ("Common Dividends"), when and if declared by the Board of Directors, on its Common Stock, in cash or in kind, the holders of record on the record date of outstanding Series B Preferred Stock shall be entitled to receive dividends in such an amount as they would be entitled to receive as a result of such declaration if, as of the record date, their shares of Series B Preferred Stock had been converted into shares of Common Stock pursuant to Section 6 hereof. No Common Dividend shall be paid or set aside for payment to the holders of Common Stock until and unless all dividends (including Dividends and as set forth in the immediately preceding sentence) then payable to the holders of the Series B Preferred Stock shall have been paid, or declared and set aside for payment, in full.

               (ix) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time if such declaration or payment shall be restricted or prohibited by law.

     Section 3. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A) The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with



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the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (B) Except as otherwise provided herein or by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C) Except as provided herein or by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. REDEMPTION.

          (A) REDEMPTION DATE AND PRICE. The Corporation may, on any date (a "Redemption Date") determined by the Board of Directors (provided that funds are legally available to do so), redeem in whole or in part the Series B Preferred Stock by paying in cash therefor a sum equal to (i) $35.00 per share (as adjusted for any stock combinations or splits with respect to such shares) plus
(ii) an amount in cash equal to all accrued and unpaid dividends on each such share (whether or not declared) calculated by applying the then applicable Dividend Rate to the Original Issue Price for the period beginning on, and including, the last succeeding Dividend Payment Date to, but not including, the Redemption Date (collectively, the "Redemption Price"); provided, however, that in the event the Redemption Date occurs prior to the six-month anniversary of the Purchase Date, then the amount calculated in (ii) immediately above shall be calculated as if the Redemption Date were April 30, 2002. Any redemption effected pursuant to this Section 4 shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by them.

          (B) PROCEDURE. At least thirty (30) but no more than sixty (60) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"); provided, however, that prior to the six-month anniversary of the Purchase Date, the Redemption Notice may be delivered not less than fifteen (15) days prior to the Redemption Date. Except as provided in Section 4(C), on or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing



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such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (C) EFFECT OF REDEMPTION; INSUFFICIENT FUNDS. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of such Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their total Redemption Price applicable to their shares of Series B Preferred Stock which are subject to redemption on such Redemption Date and the remainder called for redemption shall not be redeemed. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock called for redemption but not redeemed as a result of funds not being legally available therefor, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

          (D) REACQUIRED SHARES. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 5. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount equal to the greater of (i) $35.00 per share of Series B Preferred Stock plus an amount in cash equal to accrued and unpaid dividends and distributions thereon, whether or not declared, calculated by applying the then applicable Dividend Rate to the Original Issue Price for the period beginning on, and including, the last succeeding Dividend Payment Date to, but not including, the date of such payment; or (ii) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted into Common Stock immediately



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prior to such liquidation, dissolution or winding up of the Corporation (the
"Series B Liquidation Preference"). After payment has been made to the holders of the Series B Preferred Stock of the full amounts to which they shall be entitled pursuant to this Section 5(A) above and subject to the rights of the Series A Preferred Stock and any series of Preferred Stock that may from time to time come into existence, all remaining assets of the Corporation available for distribution to its shareholders, if any, shall be distributed ratably to the holders of Common Stock. The Series A Preferred Stock shall rank on parity with the Series B Preferred Stock.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of the Series A Preferred Stock and all other series of Preferred Stock, if any, which rank on a parity with the Series B Preferred Stock, then such assets available for distribution shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

     Section 6. CONVERSION. The Corporation and the holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (A) RIGHT TO CONVERT. Subject to Section 6(C), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the six-month anniversary of the Purchase Date, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Original Issue Price plus (b) an amount in cash equal to accrued and unpaid dividends and distributions on the shares to be converted (whether or not declared) calculated by applying the then applicable Dividend Rate to the Original Issue Price for the period beginning on, and including, the last succeeding Dividend Payment Date to, but not including, the Conversion Date (defined below) by (ii) the Series B Conversion Price (determined as hereafter provided) (the "Conversion Rate") in effect on a Conversion Date; provided, however, that if a Conversion Date occurs on or prior to the first-year anniversary of the Purchase Date, then no more than one-half of the shares of Series B Preferred Stock held by such holder on the Purchase Date shall be convertible at the option of such holder on or prior to such first-year anniversary. The Series B Conversion Price shall initially be $3.50.

          (B) AUTOMATIC CONVERSION. Upon the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock ("Automatic Conversion Date"), which date shall not be earlier than the first anniversary of the Purchase Date, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate.

          (C) MECHANICS OF CONVERSION.

               (i) Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(A) above, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state


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therein the name or names in which the certificate or certificates for shares of
Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B
Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (a "Conversion Date").

               (ii) Upon the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock pursuant to Section 6(B) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the principal corporate office of the Corporation or any transfer agent for the Series B Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

          (D) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN SPLITS AND COMBINATIONS. The Series B Conversion Price shall be subject to adjustment from time to time as follows:

               (i) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such



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Common Stock Equivalents with the number of shares issuable with respect to
Common Stock Equivalents determined from time to time.

               (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (iii) The following provisions shall apply for purposes of this
Section 6(D):

                    (a) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

                    (b) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Series B Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (c) Upon the termination or expiration of the convertibility or exercisability of any such Common Stock Equivalents, the Series B Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

     Section 7. AMENDMENT. The Articles of Incorporation of the Corporation (including this Certificate of Determination) shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class.

     Section 8. FRACTIONAL SHARES. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.


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         Section 9. RESERVATION OF CAPITAL STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock and Common Stock, solely for the purpose of effecting the payment of Dividends and conversion of the shares of the Series B Preferred Stock, respectively, such number of its shares of the Series B Preferred Stock and Common Stock as shall from time to time be sufficient to effect the payment of Dividends and conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Series B Preferred Stock shall not be sufficient to effect the payment of accrued but unpaid Dividends, or the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Preferred Stock and/or Common Stock to such number of shares as shall be sufficient for such purposes.


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     3. That the authorized number of shares of Preferred Stock of the
Corporation is 2,000,000 and the authorized number of shares of Series B Preferred Stock is 225,000. None of the shares of Series B Preferred Stock has been issued.

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge.

     Executed at Menlo Park, California on October 23, 2001.


                                           /s/ GREGORY S. SKINNER
                                           -------------------------------------
                                           Gregory S. Skinner, Vice President of
                                           Finance and Chief Financial Officer


                                           /s/ GEOFFREY P. LEONARD
                                           -------------------------------------
                                           Geoffrey P. Leonard, Secretary